Exhibit 1.01

Netlist, Inc

Conflict Minerals Report

For The Year Ended December 31, 2020

This Conflict Minerals Report (the “Report”) of Netlist, Inc. (“Netlist,” “we,” “us,” or “our”) for the year ended December 31, 2020 (the “Reporting Period”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting requirements related to “conflict minerals,” defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten.

The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “necessary conflict minerals”). For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry that is reasonably designed to determine whether any of the necessary conflict minerals originated in the Democratic Republic of the Congo (DRC) or an adjoining country (collectively, the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals originated or may have originated in a Covered Country and may not be solely from recycled or scrap sources, the registrant must conduct due diligence to determine if the necessary conflict minerals directly or indirectly financed or benefited armed groups (as defined by the SEC in Form SD) in the Covered Countries.

Overview

Our Company and Our Covered Products

We design, manufacture and sell high-performance modular memory subsystems to customers in diverse industries that require enterprise and storage class memory solutions to empower critical business decisions. We have a history of introducing disruptive new products, such as one of the first load reduced dual in-line memory modules ("LRDIMM") based on our distributed buffer architecture, which has been adopted by the industry for DDR4 LRDIMM. We were also one of the first to bring NAND flash memory ("NAND flash") to the memory channel with our NVvault® non-volatile dual in-line memory modules ("NVDIMM") using software-intensive controllers and merging dynamic random-access memory integrated circuits (“DRAM ICs” or "DRAM") and NAND flash to solve data bottleneck and data retention challenges encountered in high-performance computing environments. We offer a new generation of storage class memory products called HybriDIMM to address the growing need for real-time analytics in Big Data applications, in-memory databases, high performance computing and advanced data storage solutions. We also resell NAND flash, DRAM products and other component products to end-customers that are not reached in the distribution models of the component manufacturers, including storage customers, appliance customers, system builders and cloud and datacenter customers. We hold a robust portfolio of patents in the areas of hybrid memory, storage class memory, rank multiplication and load reduction..

As described in this Report, we have determined that gold, tantalum, tin and tungsten (collectively, “3TG metals”) were necessary to the functionality or production of certain of our products manufactured during the Reporting Period. As a result, this Report covers the following: (1) products for which 3TG metals are necessary to their functionality or production; (2) products that we manufactured or contracted to be manufactured; and (3) products for which the manufacture was completed during the Reporting Period. These products, which are collectively referred to in this Report as “Covered Products,” consist of the following:

•	DIMM Products. These products include our NVvault® and ExpressVault™ product families, as well as other dual in-line memory module (“DIMM”) products. These products also include our HyperCloud® product and our HybriDIMM™ storage class memory product.

•	NAND Flash Products. These products include microSD, SD, SSD, SATA, PATA and others.

Third-party products that we resell but do not manufacture or contract to manufacture are outside the scope of this Report.

Our Commitment to Responsible Sourcing

In support of global responsible sourcing, we are committed to monitoring our supply chain with a goal of ensuring that conflict minerals directly or indirectly benefitting armed groups identified as perpetrators of serious human rights abuses in the Covered Countries are not used in the manufacture of Netlist products. We also believe responsible sourcing means continuing to support stable economic development in the Covered Countries (rather than an embargo imposed on these countries), and accordingly we do not prohibit our suppliers from using conflict minerals sourced from the Covered Countries. A copy of our Conflict Minerals Policy is available at our website at investors.netlist.com/websites/netlist/English/4200/responsibility.html. All website references in this Report are intended to be inactive textual references, and the contents of our website are not incorporated into this Report.

Our Conflict Minerals Due Diligence Program, and Results for the Reporting Period

We require our suppliers to source conflict minerals from smelters and refiners that are either validated as compliant with conflict-free sourcing standards (such as the Responsible Minerals Assurance Process (the “RMAP”) developed by the Responsible Mining Initiative (“RMI”) or standards enacted by the London Bullion Market Association (“LBMA”) or the Responsible Jewelry Council (“RJC”)), or on the path to validation under one of these programs. We refer to smelters and refiners that have been validated to meet one or more of these conflict-free sourcing standards as “Compliant,” and we refer to smelters and refiners that are actively engaged in an effort to become validated under one or more of these standards as “Active”. To ensure our suppliers meet our requirement for conflict-free sourcing, we: (1) make all suppliers aware of our commitment to responsible sourcing as described above, as well as our expectation that all smelters and refiners in our supply chain are Compliant with one or more conflict-free sourcing standards; (2) conduct ongoing due diligence on the source and chain of custody of conflict minerals in our supply chain in conformance with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (2016), and the related supplements on the 3TG metals (collectively, “OECD Guidance”); and (3) otherwise encourage suppliers to adopt responsible sourcing practices. To further transparency in the conflict minerals supply chain, in addition to publicly reporting the results of our due diligence efforts annually, [we share our due diligence results directly with our customers].

During the Reporting Period, we worked with our suppliers to increase sourcing from smelters and refiners that were validated as Compliant or Active. As part of our efforts, we improved our initial screening process to help prevent non-Compliant smelters and refiners from entering our supply chain. Of the 194 smelters or refiners we believe were in our supply chain for the Reporting Period, 100% were validated as Compliant.

Our Reasonable Country of Origin Inquiry

As described in this Report, we have determined that the 3TG metals were necessary to the functionality or production of the Covered Products. As a result, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) reasonably designed to determine whether any of these 3TG metals originated in the Covered Countries or may have been from recycled or scrap sources.

We do not acquire 3TG metals directly from mines, smelters or refiners; rather, we obtain the parts of the Covered Products that include 3TG metals from a number of third-party suppliers. Our supply chain is complex, and there are many organizations in our supply chain between us and the original sources of the 3TG metals. As a result, our RCOI primarily consists of outreach to our direct suppliers, and our requirement that they participate in our Supplier Management Process. This process begins with our annual submission of an inquiry letter to each of our direct suppliers, along with the RMI Conflict Minerals Reporting Template (“CMRT”) and Netlist Conflict Minerals Policy. Through the CMRT, we request information from each supplier regarding its supply chains for 3TG metals, including the names and locations of smelters and refiners of 3TG metals, as well as the country of origin of 3TG metals processed by such smelters and refiners. We also make our suppliers aware that smelters and refiners that fail to become Compliant or Active with respect to one or more conflict-free sourcing standards will be targeted for removal from our supply chain.

According to the information provided by our suppliers, we have reason to believe that at least some of the necessary 3TG metals contained in the Covered Products or used in their manufacture may have originated from the Covered Countries or may not be from recycled or scrap sources. As a result, we conducted due diligence on the source and chain of custody of such 3TG metals, as described below.

Our Conflict Minerals Due Diligence Program

The design of our conflict minerals due diligence program is in conformity with the principles of the OECD Guidance, specifically as it relates to our position in the conflict minerals supply chain as a “downstream” purchaser. Summarized below are the components of our conflict minerals due diligence program, as they relate to the five-step framework from the OECD Guidance. The below description is intended to be a summary and does not describe all of the conflict minerals due diligence measures we performed during the Reporting Period.

1.	Establishment of Strong Company Management Systems

We have completed a number of steps to establish a management system for addressing the sourcing of 3TG metals in the Covered Products. These steps include:

a.	Conflict Minerals Policy: We maintain a policy regarding the sourcing of conflict minerals used in, or in the manufacture of, our products. A copy of this Conflict Minerals Policy is available at our website at www.netlist.com/company/corporate-responsibility.

b.	Internal Conflict Minerals Team: Members of our management (the “Conflict Minerals Team”) participate in the design and execution of our conflict minerals due diligence program and cooperate to manage and support our supply chain due diligence. The Conflict Minerals Team identifies the suppliers to be contacted and adopted and approved for use the CMRT discussed above. We interact with our suppliers to obtain updated and current CMRTs, and analyze the information provided by each supplier on the sourcing of the 3TG metals used in, or in the manufacture of, the Covered Products. Each response is reviewed to identify missing information and unclear responses. Our Conflict Minerals Team meets regularly to discuss the results of our due diligence efforts and appropriate follow-up measures to be taken with our suppliers.

c.	Supply Chain Control System: We use the CMRT to identify the smelters and refiners that are in the supply chain of each of our suppliers. We periodically review and compare this list to the list of smelters and refiners identified by the RMI as Compliant or Active under the RMAP. This enables us to identify the smelters and refiners that have been validated under this standard, as well as those that are actively progressing toward an audit to determine their status. We have determined this approach represents the most reasonable effort we can make to determine whether the 3TG metals used in, or in the manufacture of, the Covered Products originate from the Covered Countries or may not be from recycled or scrap sources.

d.	Supplier Engagement: We actively engage with our suppliers to ensure they are complying with our conflict minerals due diligence program, including completion of the CMRT and participation in supply chain surveys and related due diligence activities. We communicate with our suppliers to identify the sources and status of the 3TG metals used in the Covered Products, and to encourage each smelter and refinery in our supply chain to become Active or Compliant in the RMAP or another conflict-free sourcing standard.

2.	Identification and Assessment of Risks in the Supply Chain

Our due diligence program consists primarily of the following: First, we identify our direct suppliers of the Covered Products and their components; then, we request these suppliers to complete the CMRT and return it to us; then, we evaluate the completeness and accuracy of each supplier’s responses and contact suppliers whose responses we believe contain incomplete or potentially inaccurate information, in order to seek additional clarifying information. In general, we intend to contact each of our suppliers at least once every six months, to check on the status of their continuing due diligence efforts and to obtain updated information. When we receive completed CMRTs from our direct suppliers, and after conducting any required follow-up to obtain additional clarifying information, we record all information we have obtained to identify the potential smelters and refiners in our supply chain. We then compare this list of potential smelters and refiners in our supply chain to the lists compiled by the RMAP to determine which smelters and refiners have been determined to be Compliant or Active.

Because of our position in the supply chain, it can be challenging for us to identify actors upstream from our suppliers. As discussed above, we identify each of our direct suppliers, and we rely on these suppliers to provide us with complete and accurate information about the source of 3TG metals used in, or in the manufacture of, the Covered Products. Similarly, our direct suppliers are reliant on information provided by their suppliers regarding the original source of such 3TG metals.

3.	Designing and Implementing a Strategy to Respond to Identified Risks

We are designing and implementing a risk management plan, which will be managed and monitored by the above-described Conflict Minerals Team under the oversight of our manufacturing management.

We have also communicated to all of our direct suppliers our expectation that products and components supplied to us that contain 3TG metals or other conflict minerals be sourced from a Compliant or Active smelter or refiner.

4.	Carrying Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Because we do not source 3TG metals directly from smelters or refiners, we rely on independent third-party auditing programs, such as the RMAP, LBMA, and RJC, to coordinate audits of smelters and refiners that may be in our supply chain.

5.	Reporting on Supply Chain Due Diligence

We report the results of our conflict minerals due diligence program annually by filing this Report and the accompanying Form SD with the SEC, and by making these materials available on our website at investors.netlist.com/websites/netlist/English/3200/us-sec-filings.html.

Conflict Minerals Due Diligence Findings

Overall Findings

Our efforts to determine the mine or location of origin of the 3TG metals used in, or in the manufacture of, the Covered Products with the greatest possible specificity consisted primarily of the due diligence measures described in this Report.

Based on the information provided by our suppliers and otherwise obtained through our conflict minerals due diligence program, we identified 194 smelters and refiners that are recognized by RMAP, LBMA or RJC to be processors of 3TG metals and that we believe, to the extent reasonably determinable by us, were potentially in our supply chain for the Covered Products in the Reporting Period. These 194 smelters or refiners are included in Appendix A of this Report. Of these 194 smelters or refiners, 100% were validated as Compliant. The following graphics illustrate these overall findings:

Country of Origin Findings

Our due diligence efforts did not result in sufficient information to conclusively determine all of countries of origin of the 3TG metals used in, or in the manufacture of, the Covered Products, primarily because RMAP may not have reliable country of origin information for the smelters and refiners that may be in our supply chain and are not validated as Compliant. The following table sets forth the countries of origin of the 3TG metals that may have been used in, or in the manufacture of, the Covered Products, based on information provided by our suppliers and RMAP that is available to us:

Australia	Germany	Mexico	Switzerland
Austria	India	Peru	Taiwan, Province Of China
Belgium	Indonesia	Philippines	Thailand
Bolivia (Plurinational State Of)	Italy	Poland	Turkey
Brazil	Japan	Russian Federation	United Arab Emirates
Canada	Kazakhstan	Singapore	United States Of America
Chile	Korea, Republic Of	South Africa	Uzbekistan
China	Kyrgyzstan	Spain	Viet Nam
France	Malaysia	Sweden

Covered Products Findings

As described above, the Covered Products include NAND Flash products and DIMM products. Based on the information provided to us by our suppliers, we believe the 3TG metals used in, or in the manufacture of the Covered Products were all sourced from smelters or refiners that are Compliant.

2021 Improvement Measures

During the calendar year ending December 31, 2021, we intend to take the following steps to further pursue our commitment to responsible sourcing, as described above, including improving our conflict minerals due diligence program:

•	Continue to proactively work with all our suppliers to accomplish our goal that all smelters and refiners in our supply chain are Compliant; and

•	Continue to refine and improve our escalation processes to ensure quick remediation, including removal, of any smelter or refiner that does not timely attain or that loses Compliant status.

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of products that contain conflict minerals, our due diligence measures can provide only reasonable, and not absolute, assurance regarding the source and chain of custody of the conflict minerals used in, or in the manufacture of, the Covered Products. Because we do not have direct contractual or other relationships with the mines, smelters and refiners that produce conflict minerals, our due diligence program necessarily relies on the data supplied by our direct suppliers. These direct suppliers, in turn, rely on similar information provided within their supply chains to identify the original sources of conflict minerals. As a result, the results of our due diligence efforts could contain inaccuracies or incomplete information due to this process of collecting the information. Further, many suppliers report smelter and refiner information at the company level, rather than limiting their responses to smelters and refiners affiliated with specific products included in the request. As a result, some of the smelters and refiners included in this Report as potentially in our supply chain may not, in fact, be associated with the Covered Products or their manufacture. In addition, we rely on information collected and provided by independent third-party auditing programs, and these sources of information may yield unreliable, inaccurate or incomplete information due to a variety of factors, including human or other errors or fraudulent actions.

Cautionary Statement about Forward-Looking Statements

This Report contains forward-looking statements regarding our business, products and conflict minerals due diligence efforts, including steps we intend to take in the future to improve these due diligence measures. Words such as “expects,” “believes,” “aims,” “goal” and similar expressions or variations of these words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Report. All statements made in this Report concerning future matters that are not historical facts are forward-looking statements. Although forward-looking statements in this Report reflect our good faith judgment, these statements can only be based on facts and assumptions currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated or implied by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, among others: the risk that information reported to us by our suppliers, or industry information used by us, may be inaccurate; the risk that mines, smelters or refiners may not participate in the RMAP or a similar auditing program, which are voluntary initiatives; as well as risks related to our compliance with government regulations and policies, which, among other risks, are discussed under “Risk Factors” in our most recent annual report on Form 10-K and the other filings we make with the SEC from time to time, including any subsequently filed quarterly and current reports. Forward-looking statements are not predictions of future events, and readers should not rely on them as such. All forward-looking statements included in this Report speak only as of the date of this Report, and we undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise or change after the date of this Report.

Appendix A

Reported 3TG Smelters and Refiners Lists

The table below lists the smelters or refiners identified by our suppliers as potentially in the supply chain for the Covered Products during the Reporting Period that the RMAP has reported as Compliant.

Conflict Mineral	Name of Smelter or Refiner	Country
Tin	Alpha	United States Of America
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tin	Fenix Metals	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States Of America
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan, Province Of China
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tantalum	Asaka Riken Co., Ltd.	Japan
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	Exotech Inc.	United States Of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States Of America
Tantalum	H.C. Starck Hermsdorf GmbH	Germany

Conflict Mineral	Name of Smelter or Refiner	Country
Tantalum	H.C. Starck Inc.	United States Of America
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	United States Of America
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Telex Metals	United States Of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States Of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States Of America
Tungsten	Kennametal Huntsville	United States Of America
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Viet Nam
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Niagara Refining LLC	United States Of America

Conflict Mineral	Name of Smelter or Refiner	Country
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Woltech Korea Co., Ltd.	Korea, Republic Of
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Gold	Advanced Chemical Company	United States Of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States Of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	AU Traders and Refiners	South Africa
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	Geib Refining Corporation	United States Of America
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JSC Novosibirsk Refinery	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States Of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
Gold	LT Metal Ltd.	Korea, Republic Of
Gold	Marsam Metals	Brazil

Conflict Mineral	Name of Smelter or Refiner	Country
Gold	Materion	United States Of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	SAAMP	France
Gold	Safimet S.p.A	Italy
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Torecom	Korea, Republic Of
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States Of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China